EXHIBIT 10.33
ALPHA NATURAL RESOURCES, INC.
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN
As Initially Adopted Effective January 1, 2010

ALPHA NATURAL RESOURCES, INC
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
ARTICLE I — PURPOSE; EFFECTIVE DATE
1.1.
Purpose. The purpose of this Deferred Compensation Plan (hereinafter, the “Plan”) is to permit the Non-Employee Directors of ALPHA NATURAL RESOURCES, INC. to defer the receipt of Compensation that would otherwise become payable to them. It is intended that this plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing these benefits.

1.2.	Effective Date. The Plan is initially established effective January 1, 2010.
ARTICLE II — DEFINITIONS
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1.
Account. “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Account shall include the following subaccounts for each Participant:

a)	Cash Account; and

b)	Share Unit Account.
2.2.	Beneficiary. “Beneficiary” means one or more persons or entities designated by the Participant to receive any Plan benefits payable after the Participant’s death.

2.3.	Board. “Board” means the Board of Directors of the Company.

2.4.
Cash Account. “Cash Account” means the subaccount of a Participant’s Account to which are credited the cash amounts deferred pursuant to Section 4.2 of the Plan and from which are debited the cash amounts distributed pursuant to Article V of the Plan.

2.5.	Change in Control. “Change in Control” means any one of the following events (each, a Change in Control event):
a)
a person, or several persons acting as a group, acquires more than 50% of the outstanding stock of the Company (which stock remains outstanding), measured by voting power or fair market value; persons will not be considered to be “acting as a group” solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering; persons will be considered to be “acting as a group” if they are owners of an entity that enters into a merger, consolidation, reorganization, or purchase or acquisition of stock, in which the Company is not the surviving entity, or as otherwise provided in the applicable guidance issued under Section 409A of the Code;

b)
a person, or several persons acting as a group, acquires, during any 12-month period ending on the date of the most recent acquisition by such person or persons, 30% or more of the outstanding voting stock of the Company;

c)
a majority of the members of the Board are replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; or

d)
a person, or several persons acting as a group, acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of the Company’s assets immediately prior to such acquisition or acquisitions; “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.6.	Committee. “Committee” means the Compensation Committee of the Board.

2.7.	Company. “Company” means ALPHA NATURAL RESOURCES, INC., a Delaware corporation, and any successor to the business thereof.

2.8.
Compensation. “Compensation” means the total cash compensation payable to a Participant for services as a Non-Employee Director, or one or more components thereof as designated by the Committee in a particular Deferral Commitment, including, but not limited to, (i) the annual board retainer, (ii) the annual lead director retainer, if any, (iii) the board meeting fees, (iv) the annual committee chair retainer, and (v) the committee meeting fees. Notwithstanding the preceding, with respect to a Participant’s first-year of eligible participation, any Deferral Commitment shall only apply to Compensation paid for services performed after the election. Accordingly, if a Deferral Commitment is made in the first-year of eligibility but after the beginning of the specified Deferral Period, the Deferral Commitment shall only apply to the total amount of Compensation for the Deferral Period multiplied by the ratio of (i) the number of days remaining in the Deferral Period after the election to (ii) the total number of days in the Deferral Period.

2.9.
Deferral Commitment. “Deferral Commitment” means an election made by a Participant to defer all or a portion of Compensation. The Deferral Commitment shall specify the subaccount or subaccounts to which the Compensation deferred shall be credited. Such designation shall be made in whole percentages, or as otherwise permitted by the Committee and shall be made in a form and at a time established by the Committee. A Deferral Commitment shall remain in effect until amended or revoked as provided under the terms of the Plan.

2.10.
Deferral Period. “Deferral Period” means the annual service period for which a Non-Employee Director is nominated and elected at each annual meeting of the shareholders of the Company. The annual service period ends at the next annual meeting of the shareholders of the Company at which Directors are nominated and elected.

2.11.	Designated Administrator. “Designated Administrator” means the person or persons, if any, designated to Administer certain functions of the Plan pursuant to Article VII of the Plan.

2.12.
Disability. “Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.13.
Fair Market Value. “Fair Market Value” means the closing price per share of a Share as reported on The New York Stock Exchange, or if such date is not a regular trading date on such exchange, on the next following regular trading date.

2.14.	Non-Employee Director. “Non-Employee Director” means a member of the Board who is not an employee or officer of the Company or any of its affiliates.

2.15.
Participant. “Participant” means any eligible Non-Employee Director who has elected to defer Compensation under this Plan. Such Non-Employee Director shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof; provided, however, the foregoing provisions shall not limit the Committee’s discretion to determine whether a Non-Employee Director remains eligible to continue to actively participate in the Plan.

2.16.	Plan. “Plan” means this Non-Employee Directors Deferred Compensation Plan, as amended from time to time.

2.17.
Separation from Service. “Separation from Service” shall mean a Participant’s death, retirement or other complete termination of the service relationship with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

2.18.	Shares. “Shares” means the shares of common stock, par value $0.01 per share, of the Company.

2.19.
Share Unit Account. “Share Unit Account” means the subaccount of a Participant’s Account to which are credited the share units deferred pursuant to Section 4.1 of the Plan and from which are debited the Shares and other amounts distributed pursuant to Articles IV and V of the Plan.

2.20.
Specified Employees. “Specified Employees” means key employees of the Company, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, as determined in accordance with the procedures established by the Committee or its Designated Administrator.

2.21.
Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or a dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility and Participation.
a)	Eligibility. Eligibility to participate in the Plan shall be limited to Non-Employee Directors who are designated as eligible to participate by the Committee.

b)
Participation. A Non-Employee Director’s participation in the Plan shall be effective upon being designated by the Committee as eligible to participate in the Plan; provided, however, the Committee reserves the discretion to limit a Non-Employee Director’s ability to continue to participate in the Plan in the future.

3.2.
Election to Defer. A Participant may elect to defer, in accordance with the terms set forth in Section 3.3, receipt of up to 100% of the Compensation payable to him or her until the date of a distribution event described in Article V. If such an election is made, the Compensation shall, at the election of the Participant, either be credited to the Cash Account established for the Participant, or credited to the Participant’s Share Unit Account, and converted to share units pursuant to Article IV.

3.3.
Deferral Commitment. A Participant may make an election to defer up to 100% of the Compensation payable to him or her by completing and delivering a Deferral Commitment to the Committee or its Designated Administrator. A Deferral Commitment delivered to the Committee or its Designated Administrator with respect to Compensation shall indicate whether the amount of such Compensation shall be credited to the Participant’s Cash Account or Share Unit Account; provided, that if a Deferral Commitment delivered to the Committee or its Designated Administrator with respect to Compensation does not indicate whether the amount of such Compensation shall be credited to the Participant’s Cash Account or Share Unit

Account, the amount of such Compensation shall be credited to the Participant’s Cash Account. A Deferral Commitment effective for Compensation payable to the Participant must be delivered to the Committee or its Designated Administrator prior to the first day of the calendar year in which the Participant’s annual service period begins and shall apply only to Compensation earned and otherwise payable for service periods beginning after the end of the calendar year in which such Deferral Commitment is delivered to the Committee or its Designated Administrator. If, however, the Deferral Commitment is with respect to the first year a Participant is eligible to participate in any account balance plan maintained by the Company or any of its affiliates, the Participant may make an election and deliver the Deferral Commitment to the Committee or its Designated Administrator within 30 days after the date on which the Participant is first eligible; provided, however, any such Deferral Commitment will apply only to Compensation earned and payable after the date on which the Deferral Commitment is delivered to the Committee or its Designated Administrator.

3.4.
Period of Commitment. Once a Participant has made a Deferral Commitment, that Deferral Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee or its Designated Administrator no later than fifteen (15) days prior to the beginning of the calendar year in which a subsequent Deferral Period begins (or such other date as permitted by the Committee to the extent consistent with Section 409A of the Code). Notwithstanding the preceding sentence, if a Participant suffers a Disability, dies, or receives a distribution on account of an Unforeseeable Emergency, the Participant’s Deferral Commitment shall be canceled. A new Deferral Commitment shall apply only to Compensation earned and otherwise payable for service periods beginning in calendar years after the last day of the calendar year in which the revised Deferral Commitment is delivered to the Committee or its Designated Administrator.

ARTICLE IV — DIRECTOR ACCOUNTS
4.1.	Share Unit Accounts.
a)
Initial Credits. Compensation deferred and elected by the Participant to be credited to the Participant’s Share Unit Account, as provided in the Deferral Commitment delivered to the Committee or its Designated Administrator pursuant to Article III, shall be credited to the Participant’s Share Unit Account pursuant to the applicable equity incentive plan as described in Section 5.6 of the Plan. The amount so credited to each Share Unit Account shall be equal to the amount of such Compensation, converted as of the payment dates established by the Committee or its Designated Administrator into share units equivalent to whole Shares based on the Fair Market Value of a Share on such payment date. The number of share units for full Shares so determined shall be credited to the Participant’s Share Unit Account. Any unconverted balance remaining in the Participant’s Share Unit Account after such conversion, together with other subsequent credits of deferred Compensation thereto, shall be converted into Share Units to the extent possible on the next designated payment date.

b)
Additional Credits. Additional credits shall be made to the Participant’s Share Unit Account equal to the cash dividends (or the fair market value of dividends paid in property other than Shares) that the Participant would have received had he or she been the owner on each cash dividend record date of a number of Shares equal to the number of share units in his or her Share Unit Account on such date. In the case of a dividend paid in Shares or a common stock split, additional credits will be made to a Participant’s Share Unit Account of a number of share units equal to the number of full Shares that the Participant would have received had he or she been the owner on each record date of a number of Shares equal to the number of share units in his or her Share Unit Account on such date. Any cash dividends (or dividends paid in property other than Shares) shall be distributed to the Participant on or before December 31 of each year, as applicable. In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company’s capitalization, the number of share units in the Participant’s Share Unit Account shall be proportionately adjusted or substituted to reflect such change.

4.2.
Cash Accounts. Compensation deferred and elected by the Participant to be credited to the Participant’s Cash Account, as provided in the Deferral Commitment delivered to the Committee or its Designated Administrator pursuant to Article III, shall be credited as a dollar amount to the Participant’s Cash Account. The amount so credited to each Cash Account shall be equal to the amount of the Compensation on the payment dates therefor specified by the Committee or its Designated Administrator. Interest on the amount of the Cash Account shall be credited thereto as of the last day of each calendar quarter and shall accrue at the rate of the Moody’s AAA corporate bond rate or such other rate as approved by the Board and/or Committee.

4.3.
Book Entry Accounts. Each Share Unit Account and Cash Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant) as provided under the terms of this Plan. No funds shall be set aside or earmarked for any Account, which shall be purely a bookkeeping device.

4.4.	Vesting of Accounts. Each Participant shall be fully vested at all times in the amounts credited to such Participant’s Account.

4.5.	Statement of Accounts. The Committee or its Designated Administrator shall provide to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.
ARTICLE V — DISTRIBUTION OF PARTICIPANT ACCOUNTS
5.1.
Distribution of Share Unit Accounts. Except as otherwise provided in this Article V of the Plan, upon the Participant’s Separation from Service, the Company shall distribute the Participant’s Share Unit Account to the Participant in the form of Shares (which may be originally issued Shares or treasury Shares held by the Company or one or more of its subsidiaries) in a lump sum on the six month anniversary of the date the Participant Separates from Service (or, if sooner, the date of the Participant’s death) and issued under the applicable equity incentive plan as described in Section 5.6 of the Plan.

5.2.
Distribution of Cash Accounts. Except as otherwise provided in this Article V of the Plan, upon the Participant’s Separation from Service, the Company shall distribute the Participant’s Cash Account to the Participant in the form of cash in a lump sum on the six month anniversary of the date the Participant Separates from Service (or, if sooner, the date of the Participant’s death).

5.3.
Distribution of Accounts in the Event of a Change in Control. Notwithstanding any provision herein to the contrary, in the event of a Change in Control, the Participants shall receive the value of their Participant Accounts (share units to be valued at the then Fair Market Value as determined by the Committee or its Designated Administrator) in single lump sum cash payments on, or within 30 days of, the date of the Change in Control.

5.4.
Distribution of Accounts on Account of an Unforeseeable Emergency. Notwithstanding any provision herein to the contrary, a Participant may apply to the Committee or its Designated Administrator for a lump sum distribution from the Participant’s Account upon the occurrence of an Unforeseeable Emergency. Amounts distributed in the case of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution. In making the forgoing determination, the Committee or its Designated Administrator shall consider the extent to which the Participant’s financial hardship resulting from the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship).

5.5.
Distribution of Accounts on Account of Participant’s Death. Notwithstanding any provision herein to the contrary, in the event of the Participant’s death, payment of any amount due under this Plan shall be made to the Beneficiary or Beneficiaries designated by the Participant in a writing delivered to the Committee or its Designated Administrator. If the Participant fails to designate a Beneficiary, payment of any amount due under the Plan shall be made to the Beneficiary determined in accordance with Section 6.3 of the Plan.

5.6.
Manner of Payment. Upon distribution pursuant to this Article V, the Company, or its designee, shall deliver to the Participant (or his or her Beneficiaries) a certificate, or other evidence of ownership, representing a number of Shares equal to the number of share units in the Participant’s Share Unit Account, registered in the name of such Participant (or his or her Beneficiaries), and any remaining cash shall be distributed to the Participant (or his or her Beneficiaries), together with the cash distributed from the Cash Account. Any share units credited under or Shares distributed from the Plan shall be with respect to Shares authorized under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan or such other authorized source of Shares as designated by the Committee at the time such amounts are credited or distributed under the Plan.

5.7.
Effect of Payment. The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI — BENEFICIARY DESIGNATION
6.1.
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account under the Plan. Each Beneficiary designation shall be in a written form acceptable to the Committee or its Designated Administrator and shall be effective only if filed with the Committee or its Designated Administrator during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by filing a new Beneficiary designation with the Committee or its Designated Administrator.

6.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)
The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

c)	The Participant’s estate.
6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE VII — ADMINISTRATION
7.1.
Committee; Duties. This Plan shall be administered by the Committee and, to the extent so delegated, its Designated Administrator, and any of their designees. The Committee and, to the extent applicable, its Designated Administrator, shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Committee and, to the extent applicable, its Designated Administrator, shall have the authority, from time to time, to: determine eligibility for and the amount of benefits, if any, due under the Plan; determine amounts payable under the Plan; interpret the Plan, make factual determinations, correct deficiencies, and supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan; make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan; and establish rules and regulations for the administration of the Plan.

7.2.
Agents. The Committee and, to the extent applicable, its Designated Administrator, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.
Binding Effect of Decisions. The decision or action of the Committee and, to the extent applicable, its Designated Administrator, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.
Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and, to the extent applicable, its Designated Administrator, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, and, to the extent applicable, its Designated Administrator, except in the case of gross negligence or willful misconduct.

ARTICLE VIII — CLAIMS PROCEDURE
8.1.
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee or its Designated Administrator, which shall respond in writing as soon as practical.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedure.
8.3.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee or its Designated Administrator. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee or its Designated Administrator of Claimant’s claim or request. The claim or request shall be reviewed by the Committee or its Designated Administrator which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.
Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s or its Designated Administrator’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX — AMENDMENT AND TERMINATION OF PLAN
9.1.
Amendment. The Company reserves the right to amend, modify or suspend the Plan, in whole or in part, at any time; provided however, that any such amendment, modification or suspension shall not reduce the accrued benefit of any Participant. Notwithstanding, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A of the Code (or an exception thereto).

9.2.
Company’s Right to Terminate. The Company reserves the right to terminate the Plan, in whole or in part, at any time; provided however, that any such termination shall not reduce the accrued benefit of any Participant. Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A of the Code or other applicable law.

ARTICLE X — MISCELLANEOUS
10.1.
Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from the Company and shall not be an obligation of another company.

10.3.
Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder. Accordingly, if a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law.

10.4.
Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money or property in the future.

10.5.
No Rights as a Stockholder. A Participant shall have no voting or any other rights as a stockholder of the Company with respect to the share units. Upon, but not prior to, distribution of the Share Unit Accounts in the form of Shares to a Participant (in accordance with Article V hereof), a Participant shall have all of the rights of a stockholder of the Company. A Participant’s right to receive Shares under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

10.6.
Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.7.
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.8.
Withholding for Taxes and Other Deductions. The Company shall have the right to deduct from any Compensation, or from any deferral, distribution or payment thereof or withdrawal therefrom, any applicable taxes that the Company is required by applicable law to withhold and any amounts owed by the Participant to the Company.

10.9.
No Right to Directorship. Nothing contained in the Plan, any Deferral Commitment or other related document shall be construed to (a) confer upon a Participant any right to continue to serve as a director of the Company, (b) restrict in any way the Company’s right to terminate or change the terms or conditions of Participant’s directorship at any time, or (c) confer upon a Participant or any other person any claim or right to any Compensation or other award or distribution under this Plan except in accordance with their terms.

10.10.	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

10.11.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law.

10.12.
Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.13.
Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.14.
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.